Exhibit 99.1

Press Release

GoldSpring, Inc. Announces Election of Four Directors and Appointment of Audit Committee Chairperson

Scottsdale, Ariz: Oct. 4, 2004 — GoldSpring, Inc. (OTCBB: GSPG) announced today the appointment of Todd S. Brown, Phillip E. Pearce, Christopher L. Aguilar and Stanley A. Hirschman to the Company’s Board of Directors, as well as the appointment of Todd S. Brown as Chairperson of the Company’s Audit Committee.

John Cook, Chairman of the Board of Directors, stated that the timing of these appointments was largely driven by the Company’s desire to be fully Sarbanes-Oxley compliant. “GoldSpring is structuring a fully compliant board which will consist of a majority of independent directors including an independent director who will serve as Audit Committee Chairperson.” John went on to say, “We are pleased to have recruited such high caliber directors with extensive business experience to add to our Board of Directors.”

“This selection was made not only with compliance in mind, but in capturing the opportunity to add the unique skills and experiences that these individuals bring to our Company. We see value for our shareholders in expanding the talent of our Board as we move this Company forward”, commented Robert T. Faber, President and Chief Executive Officer of GoldSpring.

The appointment of four new Directors brings the Board composition to ten members.

NEW DIRECTORS

Todd S. Brown

Todd Brown serves as an executive with several privately held companies and in that capacity provides a wide range of services including strategic planning, transactional assistance, due diligence and financial management. His professional foundation includes 14 years of Big 4 public accounting experience. Todd previously served as Senior Vice President, Chief Financial Officer, Director of the Phoenix Restaurant Group, Inc. and currently serves as an independent board member and Audit Committee Chairperson of Star Buffet Inc. Todd received his BA from Southern Methodist University, Dallas TX and his MBA from the University of Missouri, Columbia, MO. Todd will serve as an Independent Board Member and Audit Committee Chairperson.

Phillip E. Pearce

Phil Pearce is an independent business consultant with Phil E. Pearce & Associates, and a member of the Board of Directors for a number of domestic and internationally headquartered companies. Phil was Senior Vice President and a director of E.F. Hutton,

Chairman of the Board of Governors of the National Association of Securities Dealers, a Governor of the New York Stock Exchange and a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Phil has been a featured speaker to the European Economic Committee in Belgium representing the United States on a symposium on public disclosures. Phil is a graduate of the University of South Carolina and the Wharton School of Investment Banking at the University of Pennsylvania. Phil will serve as an Independent Board Member.

Christopher L. Aguilar

Christopher Aguilar is General Counsel, Chief Compliance Officer and Secretary of Merriman Curhan Ford & Co. a securities brokerage and investment banking subsidiary of MCF Corporation. He also serves as General Counsel and Secretary of MCF Corporation (AMEX:MEM) the publicly traded financial services holding company that provides institutional sales and trading, research, investment banking, corporate services and asset management through its wholly owned subsidiaries. Christopher is an adjunct professor at the University of California, Hastings College of the Law. He received his B.A. from St. Mary’s College of California and his J.D. from Hastings College of the Law. Christopher will serve as a Board Member and Nominating and Corporate Governance Committee Chairperson.

Stanley A. Hirschman

Stan Hirschman is President of CPointe Associates, Inc., a Plano, Texas executive management and consulting firm that specializes in solutions for companies with emerging technology-based products and well-versed in the challenges of regulated corporate governance. He is Chairman of the Board of Bravo Foods International, Director of 5G Wireless Communications, an advisor of Redwood Grove Capital Management LLC, former Chairman of Mustang Software and former director of Imaging Diagnostic Systems, Inc. While at Mustang Software, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase shareholder value resulting in the successful acquisition of the company by Quintus Corporation. Stan is a member of the National Association of Corporate Directors and the KMPG Audit Committee Roundtable training program. Prior to that he held senior management positions with Software Etc., T.J. Maxx and Banana Republic. Stan is active in community affairs and serves on the Advisory Council of the Salvation Army Adult Rehabilitation Centers. Stan will serve as an Independent Board Member.

GoldSpring is a North American mining company focused on the exploration for and development of precious metals and other minerals. We currently own properties in and have operations in Nevada and own mineral rights in Alberta, Canada. We are currently seeking to acquire, develop and operate precious metals, copper and other mineral properties in the United States, Canada and Mexico. Specifically, our strategy is to acquire properties with significant mineralized material or established reserves, advanced permitting in place and exploration potential that have the ability to be put into operation and production in the near term.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recent Form 10-Q filed on August 16, 2004. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

GoldSpring, Inc.
Lisa Boksenbaum, (480) 505-4040
info@goldspring.us
www.goldspring.us

3